* Priced * $412.5mm WFNMT 2012-A (Credit Cards)

Jt-Leads: JPM(Str), RBS

Co-Managers : BarCap, BAML, CS, RBC, Wells

CL	$SIZEMM	WAL	S&P/F	EXP	LGL	Pxg	%
A	412.5mm	6.93	AAA/AAA	03/15/19	01/17/23	IS+140	3.161

BB TICKER: WFNMT 12-A	REGISTRATION: Public
EXPECTED PXG: Pxd	EXPECTED RATINGS: S&P/F
EXPECTED SETTL: 04/12/12	ERISA ELIGIBLE: YES
CUSIP: 981464CW8	MIN DENOMS: $1K/$1K
BILL & DELIVER: JPM

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.